Exhibit 99.1

Corporate Contact:
Lowell Rush, Chief Financial Officer
Direct Insite Corp.
954-510-3750
investorrelations@directinsite.com

FOR IMMEDIATE RELEASE

Direct Insite Announces First Quarter 2016 Results

Company posts first quarter profit of $111,000

FORT LAUDERDALE, FL, – May 11, 2016 – Direct Insite Corp. (OTCQB: DIRI), provider of the PAYBOX® unified working capital management platform, today announced financial results for the first quarter of 2016.  Net income for the three months ended March 31, 2016, was $111,000, compared with net income of $80,000 for the quarter ended March 31, 2015.  The year-over-year gain in net income was due to lower operating expenses in 2016.

Revenue for the three months ended March 31, 2016 was $1,775,000, a decrease of $285,000, or 13.8%, from revenue of $2,060,000 for the three months ended March 31, 2015. Recurring revenue for the first quarter was $1,500,000, a decline of $207,000, or 12.1%, from recurring revenue of $1,707,000 for the comparable prior year period, due to the previously disclosed February 2016 termination of a Hewlett Packard Enterprises client and lower volume from certain other customers.

Non-recurring revenue for the three months ended March 31, 2016 was $275,000, a decrease of $78,000, or 22.1%, from non-recurring revenue of $353,000 for the compared prior year period, as the non-recurrence of large prior year professional services were only partially offset by higher charges for the facilitation of scanning services.

Operating costs and expenses of $1,663,000 were $312,000, or 15.8%, lower than in the prior year as a headcount-related decrease in compensation expense and lower professional fees were partially offset by higher scanning charges.

Working capital (defined as current assets less current liabilities) at March 31, 2016 was $2,768,000, an increase of $60,000, or 2.2%, from working capital of $2,708,000 at December 31, 2015.

Cash provided by operating activities for the three months ended March 31, 2016 was $27,000, compared with $514,000 for the comparable prior year period.  This decrease is due to the timing of collections from our customers and the timing of payments to our vendors.

  “The Company continues to focus its energy and resources on its Sales and Marketing initiatives,” said Direct Insite Chairman and CEO Matthew E. Oakes. “Our efforts, both through our direct sales team and through our banking partnerships, have created the most robust pipeline in recent Company history, and our ability to maintain our solid profitability and cash position while significantly enhancing our PAYBOX platform positions the Company well for future growth.”

The financial information stated above and in the tables below has been abstracted from Direct Insite Corp.’s March 31, 2016 Form 10-Q, filed with the Securities and Exchange Commission on May 11, 2016, and should be read in conjunction with the information provided therein.

Summarized Financial Information – Statement of Operations

Statements of Operations for the three months ended:	March 31, 2016	March 31, 2015
Revenue	$1,775,000	$2,060,000
Operating income	$112,000	$85,000
Other expense, net	$(1)	$(1)
Income before provision for income taxes	$111,000	$84,000
Net income	$111,000	$80,000
Basic and diluted income per share	$0.01	$0.01
Basic shares outstanding	12,928,000	12,792,000
Diluted shares outstanding	12,928,000	12,802,000

Summarized Financial Information – Balance Sheet

Balance Sheet as of:	March 31, 2016	December 31, 2015
Total cash	$2,243,000	$2,375,000
Total current assets	$4,268,000	$4,224,000
Total assets	$6,735,000	$6,600,000
Total current liabilities	$1,500,000	$1,516,000
Total liabilities	$1,500,000	$1,516,000
Total stockholders’ equity	$5,235,000	$5,084,000

Summarized Financial Information – Cash Flow

Cash Flow from Operating Activities:	March 31, 2016	March 31, 2015
Net cash provided by operating activities	$27,000	$514,000

About Direct Insite

Direct Insite® provides a powerful platform for unified working capital management that facilitates over $160 billion worth of transactions annually between more than 375,000 companies worldwide.  Direct Insite’s clients include IBM, Siemens, HP Enterprises, Saint Gobain, Carlson, and one of the world’s largest financial institutions.  The flagship component of Direct Insite’s unified working capital management platform is PAYBOX® Cloud, which offers robust and secure Accounts Payable and Receivables solutions that seamlessly integrate with a company’s ERP system.  Paper, manual processes and customer/client invoice inaccuracies and associated resolution costs are eliminated, while improving working capital and customer satisfaction.  Learn more at www.directinsite.com.

The Company will hold an earnings webcast for the three months and year ended March 31, 2016 on Thursday, May 12, 2016 at 11:00 A.M. (Eastern).  This call is being webcast by Issuer Direct and can be accessed at www.InvestorCalendar.com.  Participant toll-free dial-in is (877) 407-9205.

FORWARD-LOOKING STATEMENTS.  Statements in this press release regarding our future operations are forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management.  These statements reflect the views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company.  Actual results could differ materially from those contemplated by the forward-looking statements as a result of various factors, including but not limited to, our ability to successful implement our platform for new customers; our ability to retain existing customers; the effectiveness of our marketing efforts in attracting new customers; the success of our research and development efforts in continuing to create competitively attractive e-invoicing solutions; other competitive factors, general business and economic conditions; and pricing pressures.  Readers are cautioned not to place undue reliance on these forward-looking statements.  The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.
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